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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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UFP TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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UFP TECHNOLOGIES, INC.
172 EAST MAIN STREET
GEORGETOWN, MASSACHUSETTS 01833-2107 USA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
of
UFP TECHNOLOGIES, INC.

To Be Held on June 10, 2015

        The Annual Meeting of Stockholders of UFP Technologies, Inc. (the "Company") will be held on June 10, 2015, at 10:00 a.m., local time, at the Black Swan Country Club, 258 Andover St., Georgetown, Massachusetts 01833, for the following purposes:

  1.
  To consider and act upon the election of the two Class I directors identified in the accompanying proxy statement to serve until the 2018 Annual Meeting of Stockholders and until their successors are duly elected;

  2.
  To vote on a non-binding advisory resolution to approve the compensation of our named executive officers;

  3.
  To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm; and

  4.
  To transact such other business as may properly come before the annual meeting or any adjournment thereof.

        The Board of Directors has fixed April 22, 2015 as the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting. It is expected that this proxy statement and the accompanying proxy will be mailed to stockholders on or about May 4, 2015.

        You are cordially invited to attend the Meeting.

By Order of the Board of Directors
RONALD J. LATAILLE, Secretary

Georgetown, Massachusetts
May 4, 2015

YOUR VOTE IS IMPORTANT

        YOU ARE URGED TO VOTE, SIGN, DATE, AND RETURN THE ACCOMPANYING ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

        IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE COMPANY'S ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2015: This Proxy Statement, the Company's Annual Report for the fiscal year ended December 31, 2014 and the Proxy Card are available at the Company's website, www.ufpt.com/investors/filings.html.

UFP TECHNOLOGIES, INC.
172 EAST MAIN STREET
GEORGETOWN, MASSACHUSETTS 01833-2107 USA

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 10 , 2015

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of UFP Technologies, Inc., a Delaware Corporation (the "Company") with its principal executive offices at 172 East Main Street, Georgetown, Massachusetts 01833, for use at the Annual Meeting of Stockholders to be held on June 10, 2015, and at any adjournment or adjournments thereof (the "Meeting"). The enclosed proxy relating to the Meeting is solicited on behalf of the Board of Directors of the Company and the cost of such solicitation will be borne by the Company. It is expected that this proxy statement and the accompanying proxy will be mailed to stockholders on or about May 4, 2015. Certain of the officers and regular employees of the Company may solicit proxies by correspondence, telephone or in person, without extra compensation. The Company may also pay to banks, brokers, nominees and certain other fiduciaries their reasonable expenses incurred in forwarding proxy material to the beneficial owners of securities held by them.

        Only stockholders of record at the close of business on April 22, 2015 will be entitled to receive notice of, and to vote at, the Meeting. As of that date, there were outstanding and entitled to vote 7,108,094 shares of Common Stock, $0.01 par value (the "Common Stock"), of the Company. Each such stockholder is entitled to one vote for each share of Common Stock so held and may vote such shares either in person or by proxy.

        The enclosed proxy, if executed and returned, will be voted as directed on the proxy or, in the absence of such direction, in favor of (i) the election of the nominees identified herein as directors; (ii) approval of the Company's compensation of named executive officers; and (iii) ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm. The persons named as the proxies, R. Jeffrey Bailly and Ronald J. Lataille, were selected by the Board of Directors. If any other matters shall properly come before the Meeting, the enclosed proxy will be voted by the proxies in accordance with their best judgment. The proxy may be revoked at any time prior to exercise by filing with the Secretary of the Company a written revocation, by executing a proxy with a later date, or by attending and voting at the Meeting. All proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the accompanying proxy card (or any properly signed and dated copy thereof) will be voted as recommended by the board as set forth in this proxy statement.

 PROPOSAL NO. 1
ELECTION OF DIRECTORS

        At the Meeting, two Class I directors are to be elected to serve until the 2018 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

        The Company's Certificate of Incorporation, as amended, provides that the Board of Directors shall be divided into three classes. At each Annual Meeting of Stockholders, the directors elected to succeed those whose terms expire shall be identified as being the same class as the directors they succeed and shall be elected to hold office for a term to expire at the third Annual Meeting of Stockholders following such election, and until their respective successors are duly elected and qualified, unless an adjustment in the term to which an individual director shall be elected is made because of a change in the number of directors.

        The Company currently has a total of eight directors, consisting of three Class I directors, three Class II directors, and two Class III directors. The terms of the Class I directors, R. Jeffrey Bailly, Marc Kozin and David B. Gould, expire at the Meeting. Messrs. Bailly and Kozin are being nominated for election as Class I directors, to hold office until the 2018 Annual Meeting of Stockholders and until their successors have been duly elected and qualified. Mr. Gould has notified the Company that he will not run for re-election. Mr. Gould's decision not to stand for re-election was not the result of any disagreement with the Company. The Board has elected to reduce the number of directors to seven effective as of the date of the Meeting.

        It is the intention of the persons named as proxies to vote for the election of the nominees. In the unanticipated event that any such nominee should be unable to serve, the persons named as proxies will vote the proxy for such substitutes, if any, as the present Board of Directors may designate. The nominees have not been nominated pursuant to any arrangement or understanding with any person.

        The following table sets forth certain information with respect to each of our directors and nominees for director. When used below, positions held with the Company include positions held with the Company's predecessors and subsidiaries:

					Board Committees
Name	Age	Position	Director Since	Year Term Expires/ Will Expire If Elected, Class	Audit Committee	Compensation Committee	Nominating Committee
R. Jeffrey Bailly	53	President, Chief Executive Officer and Chairman of the Board of Directors	1995	2018, Class I
Kenneth L. Gestal	66	Director	1996	2016, Class II
Thomas Oberdorf	57	Director	2004	2016, Class II	X	X	X
Marc Kozin†	53	Director	2006	2018, Class I		X (Chair)	X (Chair)
David K. Stevenson	72	Director	2007	2017, Class III	X (Chair)		X
Robert W. Pierce, Jr.	61	Director	2008	2017, Class III	X		X
Lucia Luce Quinn	61	Director	2013	2016, Class II		X	X

†
Lead Independent Director

        Mr. Bailly has served as Chairman of the Company since October 2006 and as Chief Executive Officer, President, and a director since January 1, 1995. He joined the Company in 1988 and served as a Division Manager (1989-1992), General Manager Northeast Operations (1992-1994), and as its Vice President of Operations (1994-1995). From 1984 through 1988, Mr. Bailly, a certified public accountant, was employed by Coopers & Lybrand. Mr. Bailly is a member of World Presidents' Organization and serves on the Board of its New England Chapter. As a result of these and other professional experiences, Mr. Bailly possesses particular knowledge and experience in operations, accounting, finance, mergers and acquisitions, and executive leadership within a manufacturing environment that strengthen the Board's collective qualifications, skills, and experience.

        Mr. Gestal has served as a director of the Company since 1996. In June 2007, Mr. Gestal rejoined Decision Capital, L.P. as president and managing partner; Decision Capital is an alternative investment money management group, for which Mr. Gestal had served previously as chief executive officer from 1998 through July 2005. From August 2005 through June 2007, Mr. Gestal served as Chief Operating Officer of Tricordia, LLC, an institutional marketing company. From November 1997 through December 1998, Mr. Gestal served as president of the Alternative Asset Management Group at Swiss Bank Corporation, a securities firm. Prior to that, Mr. Gestal was chairman of Institutional Global Finance Corp., a money management firm, from 1996 through October 1997. From 1991 to 1995, Mr. Gestal served Swiss Bank Corporation, first as president of SBCI Futures, then as president of SBC Government Securities Inc. and as a director of both firms. Prior to joining Swiss Bank Corporation, Mr. Gestal served as the president of Sanwa-BGK, a securities firm, and as chairman of its futures operations. As a result of these and other professional experiences, Mr. Gestal possesses particular knowledge and experience in investment, capital markets and finance, economics and strategic planning that strengthen the Board's collective qualifications, skills, and experience. Mr. Gestal is the brother-in-law of R. Jeffrey Bailly, the Chairman, Chief Executive Officer, and President of the Company.

        Mr. Kozin has served as a director of the Company since 2006. Mr. Kozin is presently a Senior Advisor at L.E.K. Consulting, after serving as its President from 1997 through 2011. Mr. Kozin has been on the board of directors of CrunchTime! Information Systems, Inc., an information systems company serving the restaurant and food service industry, since December 2002. In 2012, Mr. Kozin joined the boards of Endocyte (NASDAQ: ECYT), a small molecule targeted therapeutic company, Dyax (NASDAQ: DYAX), an integrated biotechnology company, and Medical Simulation Corporation, a health care training company. In January 2013 Mr. Kozin joined the Strategic Advisory Board of Healthcare Royalty Partners. He also serves on the board of DukeEngage, a non-profit organization at Duke University. In January, 2014 Mr. Kozin joined the board of OvaScience, Inc., (NASDAQ: OVAS), a life sciences company focused on the discovery, development and commercialization of new fertility treatments. Since September 2014, Mr. Kozin has served on the board of directors of Flex Pharma, Inc., a biopharmaceutical company that is developing innovative and proprietary treatments for nocturnal leg cramps and spasms associated with severe neuromuscular conditions. Previously, Mr. Kozin served on the board of directors of Brandwise, Inc. from December 2002 to December 2005, Lynx Therapeutics, Inc. from July 2002 to March 2005, and Assurance Medical, Inc. from October 1999 to July 2001. As a result of these and other professional experiences, Mr. Kozin possesses particular knowledge and experience in strategic planning and leadership consulting of complex organizations that strengthen the Board's collective qualifications, skills, and experience.

        Mr. Oberdorf has served as a director of the Company since 2004. Presently Mr. Oberdorf is Chief Financial Officer of SIRVA, Inc. a leading global provider of moving and relocation services to corporations, consumers and governments. From August 2010 through March 2011, Mr. Oberdorf consulted for Orchard Brands, a multi-channel marketer of men's and women's apparel for the 55+ market segment. From December 2008 through August 2010, Mr. Oberdorf was Executive Vice President and Chief Financial Officer of infoGROUP, Inc., which provides business and consumer databases for sales leads and mailing lists, database marketing services, data processing services, e-mail marketing, market research, and sales and marketing solutions. From June 2006 through 2008, Mr. Oberdorf was Senior Vice President, Chief Financial Officer and Treasurer of Getty Images Inc., the world's leading creator and distributor of still imagery, footage and multi-media products, as well as a recognized provider of other forms of premium digital content, including music. From March 2002 through June 2006, Mr. Oberdorf was Senior Vice President, Chief Financial Officer and Treasurer of CMGI, Inc., a supply chain management, marketing distribution and ecommerce solutions company, where he served as a consultant from November 2001 through February 2002. From February 1999 through October 2001, Mr. Oberdorf was Senior Vice President and Chief Financial Officer of Bertelsmann AG's subsidiary, BeMusic Direct, a direct-to-consumer music sales company. From January 1981 through January 1999, Mr. Oberdorf served in various capacities at Readers Digest Association, Inc., most recently as Vice President Global Books & Home Entertainment—Finance. As a result of these and other professional experiences, Mr. Oberdorf possesses particular knowledge and experience in manufacturing and accounting, finance, capital markets, and public company experience that strengthen the Board's collective qualifications, skills, and experience.

        Mr. Stevenson has served as a director of the Company since March 2007. Mr. Stevenson served as a director of Chirex, Inc., a Nasdaq listed biotechnology company, from April 2000 until its acquisition by Rhodia SA in September 2000. Mr. Stevenson also served as a Trustee from 1999 to 2008 and as Board Chair in 2007 of Beth Israel Deaconess Hospital—Needham, an affiliate of Beth Israel Deaconess Medical Center. He continues to serve on the Beth Israel Deaconess Hospital—Needham

Board of Advisors and presently serves on the Compliance, Audit and Risk Committee and the Governance and Nominating Committee. Mr. Stevenson also served as a director of Elderhostel, Inc., the leading provider of lifelong educational programs to people over 55, from May 2001 through May 2009. Mr. Stevenson served as a director (and chair of the Audit and Nominating Committees) of various U.S. insurance subsidiaries of Sun Life Financial, Inc. (NYSE: SLF) from February 2002 through April 2013. He is also a director of All States Asphalt, Inc., a private company. Mr. Stevenson, a CPA, was a partner at Arthur Andersen, LLP during his 33 year career in public accounting. As a result of these and other professional experiences, Mr. Stevenson possesses particular knowledge and experience in accounting, finance, and capital markets that strengthen the Board's collective qualifications, skills, and experience.

        Mr. Pierce has served as a director of the Company since June 2008. Mr. Pierce serves as Chief Executive Officer, Chairman, and Co-Owner of Pierce Aluminum Companies, Inc. Pierce Aluminum supplies aluminum raw stock and finished goods to the marine, aerospace, medical, transportation, and defense industries. Over the last 40 years, Mr. Pierce has overseen the growth of the company from a small operating warehouse in Canton, Massachusetts, to a state of the art 150,000 square foot production facility and distribution center in Franklin, Massachusetts and seven regional warehouses across the country. Mr. Pierce currently serves on the Board of Directors of McLean Hospital (since 2010), Crohn's and Colitis Foundation of America—New England Chapter (since 2010), Mass General Hospital for Children Business Advisory Board (since 2000), and Overseers Marine Biological Laboratory Woods Hole, Massachusetts (since 2009). Mr. Pierce is a past board member of the National Association of Aluminum Distributors. As a result of these and other professional experiences, Mr. Pierce possesses particular knowledge and experience in manufacturing and design, innovation, engineering, sales and marketing, organizational growth and executive leadership within a manufacturing environment that strengthen the Board's collective qualifications, skills, and experience.

        Ms. Quinn has served as a director of the Company since December 2013. Ms. Quinn has served as Chief People Officer of Forrester Research, Inc., a $300 million global research and advisory firm since June 2013. From June 2012 through May 2013, Ms. Quinn consulted with Truepoint Partners, a strategic planning and organization development consulting firm. From June 2010 through April 2012 Ms. Quinn was Senior Vice President, Global Human Resources and Corporate Affairs for Convatec, Inc., a $1.6 billion medical device and products company. From March 2005 through September 2009 Ms. Quinn was Executive Vice President, BSC Global Human Resources at Boston Scientific, a $7 billion medical solutions provider. Prior to that, Ms. Quinn served in various capacities at Quest Diagnostics, Honeywell, Digital Equipment Corp. and Westinghouse Electric Corp. Ms. Quinn also served as a trustee of Simmons College from 1996 to 2011, including chairing the Technology and Executive Compensation committees and serving as Chair of the Board of Trustees for five years. Ms. Quinn possesses particular knowledge and experience in human resources, strategic planning and leadership consulting for complex organizations that strengthen the Board's collective qualifications, skills, and experience.

Vote Required

        Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Meeting. Votes withheld and broker non-votes will not have any effect on this proposal. Accordingly, the nominees receiving the highest number of "for" votes at the annual meeting will be elected as directors. Proxies solicited by the Board will be voted "for" the nominees listed above unless a stockholder has indicated otherwise in the proxy.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED ABOVE.

 EXECUTIVE OFFICERS

        The names of the Company's current executive officers, who are not also directors of the Company, and certain biographical information furnished by them, are set forth below:

Name	Age	Title
Ronald J. Lataille	53	Senior Vice President, Treasurer, Secretary and Chief Financial Officer
Mitchell C. Rock	47	Senior Vice President of Sales and Marketing
William David Smith	52	Senior Vice President of Operations
Daniel J. Shaw, Jr.	54	Vice President of Research and Development

        Mr. Lataille joined the Company in November 1997 as its Chief Financial Officer. Prior to joining the Company, Mr. Lataille served as Vice President, Treasurer and Chief Financial Officer of Little Switzerland, Inc., from 1991 through October 1997. He also served as interim President and Chief Executive Officer of Little Switzerland from October 1994 through October 1995. From 1984 to 1991, Mr. Lataille, a certified public accountant, was employed by Coopers & Lybrand.

        Mr. Rock initially joined the Company in 1991 and served as Director, Sales and Marketing of the Company's Moulded Fibre division (now "Molded Fiber"). From May 1999 through October 2000, Mr. Rock served as Vice President Sales and Business Development of Esprocket, an internet start-up company. Mr. Rock rejoined the Company in April 2001 as Vice President, Sales and Marketing of the Company's Moulded Fibre division and has served as Vice President of Sales and Marketing for the entire Company since May 2002.

        Mr. Smith joined the Company in August 2013 as Vice President of Operations. Prior to joining the Company, Mr. Smith spent nearly 25 years at Rogers Corporation, Inc., in various capacities. His most recent role was Vice President and General Manager of their $180 million high performance foam division.

        Mr. Shaw joined the Company in 1983 and served as a Corporate Industrial Engineer through September 1992. From October 1992 through September 1996 Mr. Shaw served as Manager of Product Development and from October 1996 through May 2000 as Director of Product Development. From June 2000 through May 2002 Mr. Shaw served as a Divisional Vice President of the Specialty Components Division and from May 2002 through April 2014 Mr. Shaw served as corporate Vice President, Engineering. Since April 2014 Mr. Shaw has served as Vice President of Research and Development.

        Executive officers are chosen by and serve at the discretion of the Board of Directors of the Company.

 CORPORATE GOVERNANCE

Meetings of the Board of Directors

        The Board of Directors of the Company held seven meetings during 2014. Each director attended at least 75% of the aggregate of all meetings of the Board of Directors and each committee each such director served on during 2014. All of the Company's directors are encouraged to attend the Company's Annual Meeting of Stockholders. All of the Company's directors were in attendance at the Company's 2014 Annual Meeting.

Independence, Diversity, Leadership Structure and Board Committees

Independence

        The Company's Common Stock is listed on the NASDAQ Stock Market LLC, or Nasdaq, and Nasdaq's listing standards relating to director independence apply to the Company. The Board of Directors has determined that the following current directors are independent under applicable Nasdaq listing standards: Messrs. Stevenson, Gould, Kozin, Oberdorf and Pierce, as well as Ms. Quinn.

Diversity

        The Company strives to have the members of its Board of Directors possess a diverse set of skills so as to best provide guidance to the management team and oversight to the Company. Skills sought include financial, capital markets, manufacturing, engineering, executive leadership, sales and marketing, organizational growth, human resources and strategic planning. The Company believes that it has a minimum of one director for each of these skills.

Leadership Structure

        As noted above, our Board of Directors is currently comprised of eight directors, six of whom are independent under applicable standards. Mr. Gould has notified the Company that he will not run for re-election. Mr. Gould's decision not to stand for re-election was not the result of any disagreement with the Company. The Board has elected to reduce the number of directors to seven effective as of the date of the Meeting. Assuming the nominees are elected at the Meeting, five of the Company's seven directors will be independent under applicable standards.

        Mr. Bailly has served as Chief Executive Officer and member of the Board since January 1, 1995. He has served as Chairman of the Board since 2006.

        We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe our current board leadership structure is optimal for us because it demonstrates to our employees, suppliers, customers, and other stakeholders that UFP Technologies is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the Company and the Board of Directors eliminates the potential for confusion or duplication of efforts, and provides clear leadership for the Company.

        Because the positions of Chairman of the Board and Chief Executive Officer are held by the same person, the Board also believes it is appropriate for the independent directors to elect one independent director to serve as a Lead Independent Director. In addition to presiding at executive sessions of independent directors, the Lead Independent Director has the responsibility to: (1) coordinate with the Chairman of the Board and Chief Executive Officer in establishing the agenda and topic items for Board meetings; (2) retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; and (3) perform such other functions as the independent directors may designate from time to time. Mr. Kozin currently serves as the Lead Independent Director, a position he has held since January 2015.

        We believe that our overall leadership structure, consisting of a single individual serving as Chief Executive Officer and Chairman of the Board, together with the number of independent, experienced directors that make up the majority of our Board and the independent oversight of our Lead Independent Director, benefits the Company and its stockholders.

Risk Oversight

        Our Board of Directors is responsible for overseeing the Company's risk management process. The Board focuses on the Company's general risk management strategy, the most significant risks facing the Company, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

        The Board of Directors has delegated to the Audit Committee oversight of certain aspects of the Company's risk management process. Among its duties, the Audit Committee reviews with management (a) the Company's policies with respect to risk assessment and risk management as well as the Company's significant areas of financial risk exposure and (b) the Company's system of disclosure controls and procedures and system of internal controls over financial reporting. Our Compensation Committee also considers and addresses risk as it performs its committee responsibilities. Both committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

        The Company's management is responsible for day-to-day risk management. Our Treasury, Finance, and Internal Audit functions serve as the primary monitoring and testing function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for the ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

        We believe the division of risk management responsibilities described above is an effective approach for addressing the risks we face and that our Board leadership structure supports this approach.

Code of Ethics

        Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, the Company has adopted a Code of Ethics for Senior Financial Officers that applies to the Company's principal executive officer, principal financial officer, principal accounting officer, controller, and other persons performing similar functions. The Code of Ethics, as amended, is available at the Company's website, www.ufpt.com/investors/governance.html. We intend to satisfy the disclosure requirement under Item 5.05 of Current Report on Form 8-K regarding an amendment to, or waiver from, a provision of this code by posting such information on our website, at the address specified above.

Nominating Committee

        The Board of Directors has a Nominating Committee, which met on four occasions in 2014, and is currently composed of Messrs. Kozin, Oberdorf, Stevenson, Gould and Pierce, as well as Ms. Quinn, each of whom is an independent Director under applicable Nasdaq standards. Mr. Kozin serves as Chairman. Director nominees are selected by the Nominating Committee. The Nominating Committee operates pursuant to a written charter (the "Nominating Committee Charter") that was adopted by the Board of Directors and that complies with applicable Nasdaq listing standards. The Nominating

Committee Charter is available at the Company's website, www.ufpt.com/investors/governance.html. The Nominating Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating Committee may consider all factors it deems relevant, such as a candidate's independence, character, ability to exercise sound judgment, diversity, age, demonstrated leadership, skills, including financial literacy and experience in the context of the needs of the Board, and concern for the long-term interests of the stockholders. The Nominating Committee does not assign any particular weight or importance to any one of these factors but rather considers them as a whole. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to recommend a candidate for election as a director at the 2016 Annual Meeting of Stockholders, it must follow the procedures described in "Stockholder Proposals and Nominations for Director" below.

Compensation Committee

        The Board of Directors has a Compensation Committee, which met on five occasions in 2014, and is currently composed of Messrs. Kozin and Oberdorf, and Ms. Quinn, each of whom is an independent director under applicable Nasdaq standards. Mr. Kozin serves as the Chairman. The Compensation Committee operates pursuant to a written charter (the "Compensation Committee Charter") that was adopted by the Board of Directors and that complies with applicable Nasdaq listing standards. The Compensation Committee Charter is available at the Company's website, www.ufpt.com/investors/governance.html. Under the provisions of the Compensation Committee Charter, the primary functions of the Compensation Committee include determining salaries and bonuses for the Company's named executive officers, individuals to whom stock options, and other equity-based awards are granted, and the terms upon which such grants and awards are made, adopting incentive plans, overseeing risks associated with the Company's compensation policies and practices, evaluating the performance of the Company's named executive officers, reviewing with management compensation disclosures to be included in the Company's filings with the Securities and Exchange Commission ("SEC"), and determining director compensation, benefits and overall compensation. The Compensation Committee has the sole discretion and express authority to retain and terminate any compensation consultant, including sole authority to approve the consultant's fees and other retention terms.

        Compensation Committee Interlocks and Insider Participation.    During fiscal year 2014, Messrs. Kozin, Oberdorf, and Pierce and Ms. Quinn served as members of the Compensation Committee. None of the members of the Compensation Committee has ever been an executive officer or employee of the Company (or any of its subsidiaries) and no "compensation committee interlocks" existed during 2014.

        For a further description of the Company's determination of executive and director compensation, see "Executive Compensation" below.

Audit Committee

        The Board of Directors has an Audit Committee, which met on six occasions in 2014, and is currently composed of Messrs. Stevenson, Pierce and Oberdorf, each of whom meets the enhanced independence standards for audit committee members set forth in applicable SEC rules and Nasdaq listing standards. Mr. Stevenson serves as Chairman. The Board of Directors had determined that each of Mr. Stevenson and Mr. Oberdorf qualifies as an "audit committee financial expert", as defined by applicable SEC rules. The Audit Committee operates pursuant to a written charter (the "Audit Committee Charter") that was adopted by the Board of Directors and that complies with currently applicable SEC rules and Nasdaq listing standards. The Audit Committee Charter is available at the Company's website, www.ufpt.com/investors/governance.html. Under the provisions of the Audit

Committee Charter, the primary functions of the Audit Committee are to assist the Board of Directors with oversight of (i) the integrity of the Company's financial statements, (ii) the Company's compliance with legal and regulatory requirements and (iii) the qualifications, independence, appointment, retention, compensation and performance of the Company's registered public accounting firm. The Audit Committee is also responsible for the maintenance of "whistle-blowing" procedures, and the oversight of certain other compliance matters. See "Report of the Audit Committee" below.

Report of the Audit Committee

        The Audit Committee has:

  •
  Reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2014;

  •
  Discussed with Grant Thornton, the Company's independent registered public accounting firm, the matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees, as amended;

  •
  Received and reviewed the written disclosures and the letter from the Company's independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and discussed with the independent accountant the independent accountant's independence; and

  •
  Based on the review and discussions referred to above, recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors:
David K. Stevenson, Chairman Thomas Oberdorf Robert W. Pierce, Jr.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of April 22, 2015, with respect to the beneficial ownership of the Company's Common Stock by each director, each nominee for director, each named executive officer in the Summary Compensation Table under "Executive Compensation" below, all executive officers and directors as a group, and each person known by the Company to be the beneficial owner of 5% or more of the Company's Common Stock. This information is based upon information received from or on behalf of the named individuals. Unless otherwise indicated, (i) each person identified possesses sole voting and investment power with respect to the shares listed and (ii) the address for each person named below is: c/o UFP Technologies, Inc., 172 East Main Street, Georgetown, Massachusetts 01833.

Name	Shares of Common Stock Beneficially Owned	Percentage of Class(1)
R. Jeffrey Bailly(2)	616,443	8.7%
Kenneth L. Gestal(2)	32,609	*
Mitchell C. Rock	56,798	*
Ronald J. Lataille	83,916	1.2%
William David Smith(2)	15,000	*
Daniel J. Shaw, Jr.	20,142	*
David B. Gould(2)(3)	75,751	1.1%
Thomas Oberdorf(2)	71,644	1.0%
Marc Kozin(2)	38,594	*
David K. Stevenson(2)	23,523	*
Robert W. Pierce, Jr.(2)	61,642	*
Lucia Luce Quinn(2)	3,560	*
Huber Capital Management, LLC(4)	486,522	6.8%
2321 Rosecrans Ave., Suite 3245 El Segundo, CA 90245
Renaissance Technologies LLC(5)	494,438	7.0%
800 Third Avenue New York, NY 10022
Fisher Funds Management Limited(6)	402,477	5.7%
Level 1, 67-73 Hurstmere Road Takapuna, Auckland 0740, New Zealand
Kayne Anderson Rudnick Investment Management, LLC(7)	799,133	11.2%
1800 Avenue of the Stars, 2nd Floor Los Angeles, CA 90067
Mawer Investment management, Ltd.(8)	507,614	7.1%
600, 517-10th Avenue SW Calgary, Alberta, Canada T2R 0A8
All executive officers and directors as a group (12 persons)(2)(3)(9)	1,115,622	15.3%

*
Less than one percent

(1)
Based upon 7,108,094 shares of Common Stock outstanding as of April 22, 2015.

(2)
Includes shares issuable pursuant to stock options currently exercisable or exercisable within 60 days after April 22, 2015, as follows: 15,000 for R. Jeffrey Bailly, 30,156 for Kenneth L. Gestal, 15,000 for William David Smith, 28,745 for David B. Gould, 46,956 for Thomas Oberdorf, 33,580 for Marc Kozin, 9,091 for David K. Stevenson, 25,869 for Robert W. Pierce, Jr. and 2,665 for Lucia Luce Quinn.

(3)
Includes 16,000 shares owned by Mr. Gould's spouse, as to which Mr. Gould disclaims beneficial ownership.

(4)
Shares of Common Stock beneficially owned and the information in this footnote are based solely upon information contained in a Schedule 13G/A filed with the SEC by Huber Capital Management, LLC on February 12, 2015. As of December 31, 2014, Huber Capital Management LLC had sole dispositive power over 486,522 shares, shared dispositive power over 0 shares, sole voting power over 176,298 shares and shared voting power over 59,551 shares.

(5)
Shares of Common Stock beneficially owned and the information in this footnote are based solely upon information contained in a Schedule 13G/A filed with the SEC by Renaissance Technologies LLC on February 12, 2015. As of December 31, 2014, Renaissance Technologies LLC had sole voting power over 471,900 shares and sole dispositive power over 494,438 shares.

(6)
Shares of Common Stock beneficially owned and the information in this footnote are based on correspondence between the Company and Fisher Funds Management Limited. As of April 6, 2015, Fisher Funds Management Limited had sole voting and dispositive power over 402,477 shares.

(7)
Shares of Common Stock beneficially owned and the information in this footnote are based solely upon information contained in a Schedule 13G filed with the SEC by Kayne Anderson Rudnick Investment Management, LLC on February 5, 2015. As of December 31, 2014, Kayne Anderson Rudnick Investment Management, LLC had sole voting and dispositive power over 799,133 shares.

(8)
Shares of Common Stock beneficially owned and the information in this footnote are based solely upon information contained in a Schedule 13G filed with the SEC by Mawer Investment Management Ltd. on February 13, 2015. As of December 31, 2014, Mawer Investment Management Ltd. had shared voting and dispositive power over 507,614 shares.

(9)
Includes an aggregate of 207,062 shares that the executive officers and directors have the right to acquire within 60 days after April 22, 2015 pursuant to the exercise of options.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Introduction and Scope

        This Compensation Discussion and Analysis ("CD&A") is intended to provide a context for the disclosures contained in this Proxy Statement with respect to our "named executive officers." Our named executive officers are determined in accordance with SEC rules. Under such rules, our named executive officers for fiscal 2014 were Messrs. R. Jeffrey Bailly, Ronald J. Lataille, Mitchell C. Rock, William David Smith and Daniel J. Shaw Jr. The 2014 compensation of our named executive officers is detailed in the tables that follow this CD&A.

        The Company's compensation programs are determined by the Compensation Committee of the Board of Directors, which has the ongoing responsibility for establishing, implementing, and monitoring the Company's executive compensation programs. The Compensation Committee operates in accordance with the Compensation Committee Charter that was adopted by the Board of Directors and that complies with applicable Nasdaq listing standards. The Compensation Committee Charter is available at the Company's website, www.ufpt.com/investors/governance.html.

Executive Summary

        Using foams, plastics, composites and natural fiber, we design and manufacture a vast range of solutions primarily for the medical, automotive, consumer, electronics, industrial and aerospace and defense markets. Our industry is fragmented across numerous competing entities. Our ability to compete effectively depends to a large extent on our ability to identify, recruit, develop and retain key management personnel. We believe this requires a competitive compensation structure as compared to other companies of a similar size in the same or similar industries.

        The compensation programs for our named executive officers are designed to align compensation objectives with our business strategies and to encourage our executives to focus on creating stockholder value. While it is critical that our compensation programs allow for the recruitment and retention of highly qualified executives, it is also important that these programs are variable in nature such that performance is a key factor in realizing value. Accordingly, our programs combine competitive base salaries with annual cash incentives and long-term equity incentives. Specifically, we structure our named executive officer compensation to include:

  •
  Competitive base salary;

  •
  Stock grant (Chief Executive Officer only);

  •
  Performance-based cash incentive bonus;

  •
  Performance-based long-term incentive in the form of time-based vesting restricted stock awards; and

  •
  Other common perquisites.

We believe that our compensation programs have been effective in aligning pay with the interests of our stockholders. The following graphs highlight the Company's earnings-per-share, stock performance and CEO compensation over the last five years:

UFP 5-year EPS

Note: Reflects earnings per dilutive common share outstanding as reported in the Company's financial statements filed with the SEC on Form 10-K for each respective fiscal year.

 Stock Performance Graph

        The following graph compares cumulative total stockholder return on our Common Stock since December 31, 2009 with the cumulative total return of the (1) NASDAQ Stock Market (US Companies), (2) SIC Codes 3080-3089 Miscellaneous Plastic Products, and (3) GICS 15103020 Paper Packaging. This graph assumes the investment of $100 on December 31, 2008 in our Common Stock, and for comparison the companies that comprise each of (1) the NASDAQ Stock Market, (2) SIC Codes 3080-3089 Miscellaneous Plastic Products, and (3) GICS 15103020 Paper Packaging, and that all dividends were reinvested. Measurement points are the last trading day of each respective fiscal year.

CEO 5-Year Total Compensation ($ in thousands)

Note: Reflects total compensation for R. Jeffrey Bailly as reported in the Summary Compensation Table of the Proxy Statement for each respective fiscal year.

        The compensation programs for the named executive officers provide equity incentives for a fixed dollar value with the number of shares being variable. The intent of this approach is to limit the amount of compensation variability resulting solely from fluctuations in the Company's stock price while still providing variability in pay based upon the achievement of financial and individual objectives.

        The following policies and practices have also been adopted by the Compensation Committee and/or the full Board of Directors to promote good corporate governance:

  •
  No Tax Gross-ups—the Company does not provide tax gross-ups to its named executive officers.

  •
  Anti-Hedging Policy—the Company established a policy prohibiting insider trading practices including the hedging of the Company's stock by executive officers and directors.

  •
  Repricing of Stock Options—the Company's equity incentive plans prohibit the repricing of stock options or other equity awards without the consent of our stockholders.

  •
  Buyouts of Underwater Options—the Company's equity incentive plans prohibit the Company from buying out underwater stock options from executive officers.

  •
  Stock Ownership Guidelines—The Company has adopted stock ownership guidelines for the named executive officers and independent directors that are described in more detail below.

  •
  Clawback Policy—The Company has adopted a clawback policy that is described in more detail below.

  •
  Independent Compensation Committee—the Company's Compensation Committee is comprised exclusively of independent directors.

  •
  Independent Consultants—the independent consultants who provided benchmarking data with respect to the named executive officers do not provide services to the Company other than at the direction of the Compensation Committee.

Philosophy and Objectives of the Company's Compensation Programs

        The primary objectives of our compensation programs are to:

  •
  Retain executive talent by offering compensation that is commensurate with pay at other companies of a similar size in similar industries, as adjusted for individual factors, and considering the complexity of the Company's business;

  •
  Safeguard the interests of the Company and the Company's stockholders;

  •
  Drive executive performance by having certain components of pay at risk and/or tied to Company and individual goal performance;

  •
  Be fair to employees, management and stockholders; and

  •
  Be well communicated and understood by program participants and stockholders.

        The Compensation Committee believes that the most effective compensation program is one that provides a reasonable level of fixed income through competitive base salaries, equity grants and retirement benefits as well as additional rewards for achieving performance targets. The Compensation Committee also believes that these rewards should be in the form of both cash and non-cash, and have some component subject to time-based vesting as a retention measure. Incentive cash bonuses are included to drive executive performance by having pay at risk so that a significant portion of potential annual cash compensation is tied to profitability targets. We also include performance-based restricted stock awards with a time-based vesting component as a significant element of prospective executive compensation so that the value of a portion of an executive's compensation is dependent upon both company-wide performance measures and continued employment.

The Company's Decision-Making Process

        The Role of the Compensation Committee—The Compensation Committee oversees the compensation and benefit programs for the named executive officers. The Compensation Committee is comprised solely of independent directors of the Board. The Compensation Committee works closely with management to examine the effectiveness of the Company's executive compensation program. Details of the Compensation Committee's authority and responsibilities are specified in the Compensation Committee Charter, which is available at the Company's website, www.ufpt.com/investors/governance.html.

        The Role of Management—The Chief Executive Officer also makes recommendations to the Compensation Committee about the compensation of the Company's other named executive officers. The Compensation Committee considers the Chief Executive Officer's recommendations before making a final determination of the compensation programs for the named executive officers. The Chief Executive Officer and the other named executive officers may not be present during voting or deliberations on his or her compensation.

        Use of Compensation Consultants—In 2013, the Compensation Committee engaged Radford, a national compensation consulting firm ("Radford"), to perform an updated comprehensive comparative market study of the compensation programs offered to peer company executives and directors. The Compensation Committee used this information to evaluate and adjust executive and director compensation for fiscal 2014. The competitive assessment done by Radford included a survey of the following 16 companies:

• American Pacific • CECO Environmental • Chase Corporation • Core Molding Technologies • Culp • Dynamic Materials	• Hurco Companies • Key Technology • Landec • Material Sciences • Met-Pro	• Omega Flex • Rochester Medical • Synergetics USA • The Eastern Company • Zoltek Companies

Principal Elements of the 2014 Compensation Program

        There were five principal elements of compensation for the named executive officers during fiscal 2014:

  •
  Base salary;

  •
  Stock grant (Chief Executive Officer only);

  •
  Performance-based cash incentive bonus;

  •
  Performance-based long-term incentive in the form of time-based vesting restricted stock awards; and

  •
  Other common perquisites.

        Base Salary—The base salaries established by the Compensation Committee for our named executive officers for fiscal 2014 are set forth below.

Named Executive Officer	Annual Base Salary ($)
R. Jeffrey Bailly	$450,000
Ronald J. Lataille	$255,000
Mitchell C. Rock	$240,000
William David Smith	$240,000
Daniel J. Shaw, Jr.	$180,000

        Base salaries were reviewed by the Compensation Committee in light of the market competitive assessment done by Radford in 2013. The base salaries are also reviewed by the Compensation Committee annually and, if appropriate, are adjusted.

        Stock Grant—for the past several years, including fiscal 2014, the Company has granted to Mr. Bailly, its Chief Executive Officer, an award of Common Stock as a component of his overall compensation. The objective of this equity component is to greater align the Chief Executive Officer's interests with those of the Company's stockholders. The stock is typically issued to the Chief Executive Officer in the last week of the fiscal year, assuming the Chief Executive Officer remains employed by the Company on that date. In 2014, consistent with the terms of his employment agreement, the Chief Executive Officer was granted shares valued at $400,000. See "Employment Contract" below.

        Cash Incentive Bonus—in the beginning of each fiscal year, following approval by the Board of Directors of the Company's strategic plan and budget, the Compensation Committee establishes, at its discretion, performance targets for the named executive officers' cash incentive bonus. This performance-based cash bonus is based on the achievement of a combination of financial and individual objectives. Targeted payout levels were expressed as a percentage of base salary and established for each participant. An individual's bonus components were determined by such individual's title and/or role. Typically, the financial performance portion of the bonus fluctuates up and down based upon a degree by which the Company's actual results fall short of or exceed the financial objective.

        For 2014, the financial objectives were based upon targeted Adjusted Operating Income of $18,550,000. Adjusted Operating Income is operating income as adjusted to disregard (i) non-recurring restructuring charges related to plant closings and consolidations and (ii) the impact of acquired or disposed of operations during the fiscal year ended December 31, 2014. Actual Adjusted Operating Income was $15,281,230 for 2014, which reflects adjustments for $3,719,915 of one-time unbudgeted reductions of operating income associated with the closure of the Company's Glendale Heights, Illinois and Costa Mesa, California locations as well as the relocation of its El Paso, Texas operations into a newly acquired building.

        Individual bonus objectives for the named executive officers, other than Mr. Bailly, were designed to reward the achievement of goals related to, among other things, the following: plant consolidations, sales growth, enterprise resource planning systems implementation, acquisition execution, job costing, staffing and investor relations. Individual bonus objectives for Mr. Bailly were designed to reward the achievement of goals related to strategic planning, systems implementation, acquisitions, revenue growth, and departmental restructuring.

        For 2014, the following cash incentive bonuses were awarded by the Compensation Committee based upon the Company's financial performance as well as the targeted payout levels and individual performance measures for each named executive officer:

        R. Jeffrey Bailly—Mr. Bailly's targeted payout level was 84.4% of base salary, or $380,000, with $225,000 tied to the Company's financial performance and $155,000 tied to individual goals. The financial component of the incentive bonus for Mr. Bailly fluctuates by 10% of the amount by which the actual Adjusted Operating Income exceeds the targeted Adjusted Operating Income, with a maximum bonus of $500,000. To the extent that actual Adjusted Operating Income is less than 80% of targeted Adjusted Operating Income, the financial component of Mr. Bailly's incentive bonus is zero. To the extent that actual Adjusted Operating Income equals or exceeds 80% of targeted Adjusted Operating Income but is less than targeted Adjusted Operating Income, the financial component of Mr. Bailly's incentive bonus is determined as $112,500 (half of the targeted bonus) plus 3.03% of the amount by which actual Adjusted Operating Income exceeds 80% of targeted Adjusted Operating Income. Based upon the Company's financial performance as well as an assessment of his performance for fiscal 2014, Mr. Bailly was awarded a total bonus amount of $265,883.

        Ronald J. Lataille—Mr. Lataille's targeted payout level was 40% of base salary, or $102,000. Based upon the Company's financial performance as well as an assessment of his performance for fiscal 2014, Mr. Lataille was awarded a total bonus amount of $60,000.

        Mitchell C. Rock—Mr. Rock's targeted payout level was 40% of base salary, or $96,000. Based upon the Company's financial performance as well as an assessment of his performance for fiscal 2014, Mr. Rock was awarded a total bonus amount of $49,000.

        William David Smith—Mr. Smith's targeted payout level was 40% of base salary, or $96,000. Based upon the Company's financial performance as well as an assessment of his performance for fiscal 2014, Mr. Smith was awarded a total bonus amount of $54,000.

        Daniel J. Shaw, Jr.—Mr. Shaw's targeted payout level was 40% of base salary, or $72,000. Based upon the Company's financial performance as well as an assessment of his performance for fiscal 2014, Mr. Shaw was awarded a total bonus amount of $33,000.

        Long-term Incentives—it is the philosophy of the Company and the Compensation Committee to provide executives with long-term incentives and, thus, align their financial interests with those of the Company's stockholders. The Company maintains a stock unit award program for the named executive officers under the 2003 Incentive Plan. The stock unit awards represent a right to receive shares of the Company's Common Stock in varying amounts based on the achievement of certain financial performance objectives by the Company and time-based vesting requirements. For 2014, the following stock unit awards were approved by our Compensation Committee for grant to our named executive officers:

	Threshold(1)(2)		Target Adjusted Operating Income of $18,550,000(1)(2)		Exceptional Adjusted Operating Income of $21,332,500(1)(2)
	Number of shares	Grant Date Value	Number of shares	Grant Date Value	Number of shares	Grant Date Value
R. Jeffrey Bailly	5,776	$150,000	2,888	$75,000	2,888	$75,000
Ronald J. Lataille	2,407	$62,500	1,203	$31,250	1,203	$31,250
Mitchell C. Rock	2,407	$62,500	1,203	$31,250	1,203	$31,250
William David Smith	2,407	$62,500	1,203	$31,250	1,203	$31,250
Daniel J. Shaw, Jr.	1,444	$37,500	722	$18,750	722	$18,750

(1)
The "Threshold" stock unit awards are subject to time vesting only. The "Target" and "Maximum" stock unit awards are also subject to financial performance objectives, established by the Compensation Committee as the achievement of 100% and 115%, respectively, of the Company's targeted Adjusted Operating Income for fiscal 2014 of $18,550,000. Based upon the Company's achievement of $15,281,230 in actual Adjusted Operating Income for its 2014 fiscal year, the Compensation Committee determined that the Target and Maximum goals had not been achieved.

  Accordingly, each named executive officer earned the number of stock unit awards set forth next to his name in the "Threshold" column above.

(2)
One-third of these awards vest on March 1, 2016, one-third of these awards vest on March 1, 2017 and one-third of these awards vest on March 1, 2018, provided that the recipient remains continuously employed by the Company through each such vesting date (except as set forth below) and the corresponding financial performance requirements are met. Except in the case of Mr. Bailly, any unvested stock unit awards shall terminate upon the cessation of a recipient's employment with the Company. With respect to Mr. Bailly, in the event of a cessation of employment by the Company without "cause" or by Mr. Bailly for "good reason" (as such terms are defined in his stock unit award agreement), all earned but unvested stock unit awards shall become immediately exercisable, regardless of such cessation of employment. In the event of a change in control of the Company (as defined in the stock unit award agreement evidencing the award) all earned but unvested stock unit awards held by each of the named executive officers shall become fully vested immediately prior to the effective date of such change in control.

Other Practices, Policies & Guidelines

        Stock Ownership Guidelines—The Company has adopted stock ownership guidelines for the named executive officers and independent directors. Under our stock ownership guidelines the Board has established a goal that (i) within five years after joining the Board or five years from the date of adoption of the guidelines, whichever is later, each non-employee director beneficially own Company stock valued at three times his or her annual base cash retainer fee, (ii) within five years after being appointed to his or her position or five years from the date of adoption of the guidelines, whichever is later, the Chief Executive Officer beneficially own Company stock valued at three times his or her base salary, and (iii) within five years after being appointed to his or her position or five years from the date of adoption of the guidelines, whichever is later, the other named executive officers beneficially own Company stock valued at one times his or her base salary.

        Clawback Policy—The Company has adopted a policy that if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, within the meaning of Section 304 of the Sarbanes-Oxley Act of 2002, the Company's Chief Executive Officer and Chief Financial Officer shall reimburse the Company for any incentive bonus, or other incentive award or any equity award or profit earned from the sale of Company securities, during the twelve-month period in which the financial statements applied.

        Deferred Compensation Plan—in 2006, the Company implemented the UFP Technologies Executive Nonqualified Excess Plan (the "Deferred Compensation Plan"). Under the Deferred Compensation Plan, named executive officers and other key employees are eligible to defer up to 90% of base salary and 100% of bonus and/or commissions into the plan. Investments of the deferrals are directed by the participants and returns on the deferrals are determined accordingly. Employer contributions into the Deferred Compensation Plan are discretionary and determined by the Compensation Committee. No employer contributions were made in 2014.

        Supplemental Disability Insurance—named executive officers receive long-term disability insurance coverage to supplement the Company's group long-term disability plan. The objective is to provide named executive officers with sufficient coverage to replace a significant portion of their wages in the event of disability. The premiums are paid for by the Company and amounted to approximately $22,400 in the aggregate for all named executive officers in 2014.

        Profit Sharing/401(k) Plan—all employees, including named executive officers, who meet certain criteria are eligible to participate in the UFP Technologies, Inc. 401(k) Plan (the "401(k) Plan").

Participants in the 401(k) Plan can defer up to 20% of their gross compensation, subject to IRS limitations, on a pre-tax basis. The Company matches employee deferrals at a discretionary rate, which was 50% of employee deferrals up to a maximum of 2% of an employee's gross wages in 2014. In addition, the Company may make an additional discretionary profit sharing contribution which was approximately 1.35% of gross qualifying wages in 2014. No employee deferrals are required to receive an allocated portion of the profit sharing contribution.

        Perquisites—the Company provides welfare benefits to its named executive officers with officer contributions consistent with contributions to other UFP employees. The Chief Executive Officer is also eligible for additional perquisites including club memberships, life insurance and Company paid tax preparation fees. These Chief Executive Officer perquisites are offered principally to facilitate the Chief Executive Officer's role as a Company representative within the community, and to entertain customers.

Policy on Equity-Based Award Timing and Pricing

        The Company's Board of Directors adopted a policy whereby equity-based awards are only to be granted by majority vote of members of the Compensation Committee at a committee meeting. The Company's 2003 Incentive Plan establishes fair market value as the closing price on the date of grant of any equity security, including stock options, granted pursuant to such plan.

Tax Considerations

        As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals, unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m). The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. In this regard, for 2014, no named executive officer received compensation in excess of the limits imposed by Section 162(m) and, therefore, the Company believes that all executive compensation is deductible for federal income tax purposes.

Stockholder Advisory Vote on Executive Compensation

        In reviewing our 2014 compensation decisions and policies, we considered the results of our stockholders' advisory vote to approve executive compensation, which was conducted at our 2014 annual meeting of stockholders last June. In the proxy statement provided to stockholders in connection with our 2014 annual meeting, the Company's Board of Directors recommended that stockholders vote in favor of this proposal. The affirmative vote of a majority of the votes cast by the stockholders entitled to vote on this proposal at the 2014 annual meeting was required for advisory approval of this proposal. Over 95% of such shares were voted to approve, on an advisory basis, our executive compensation. We considered this vote as supportive of our compensation decisions and policies.

Report of the Compensation Committee

        The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis with management of the Company and, based on such review and discussion, the Compensation Committee has recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee of the Board of Directors:

Marc Kozin, Chairman
Thomas Oberdorf
Lucia Luce Quinn

 EXECUTIVE COMPENSATION

        The following tables present information regarding compensation of each of the named executive officers for services rendered in fiscal 2014. A description of our compensation policies and practices as well as a description of the components of compensation payable to our named executive officers is included above under "Compensation Discussion and Analysis."

SUMMARY COMPENSATION TABLE—2014, 2013, 2012

Name and Principal Position	Year	Salary($)(1)	Stock Awards($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total
R. Jeffrey Bailly,	2014	$450,000	$550,000	—	$265,883	$57,383	$1,323,266
President, Chief Executive	2013	$450,000	$516,666	—	$337,840	$71,483	$1,375,989
Officer and Chairman	2012	$350,000	$416,667	—	$452,240	$285,213	$1,504,120
Ronald J. Lataille	2014	$255,000	$62,500	—	$60,000	$21,961	$399,461
Senior Vice President,	2013	$230,000	$25,000	—	$64,000	$15,274	$334,274
Treasurer, Secretary and	2012	$230,000	$25,000	—	$104,000	$13,610	$372,610
Chief Financial Officer
Mitchell C. Rock	2014	$240,000	$62,500	—	$49,000	$21,547	$373,047
Senior Vice President of Sales	2013	$230,000	$25,000	—	$61,000	$15,173	$331,173
and Marketing	2012	$230,000	$25,000	—	$99,000	$13,515	$367,515
William David Smith(6)	2014	$240,000	$62,500	—	$54,000	$19,642	$376,142
Senior Vice President of	2013	$88,442	—	$162,245	$22,500	$3,000	$276,187
Operations
Daniel J. Shaw, Jr.	2014	$180,000	$37,500	—	$33,000	$14,454	$264,954
Vice President of	2013	$175,000	$20,000	—	$41,500	$13,158	$249,658
Research and Development	2012	$175,000	$20,000	—	$75,000	$11,318	$281,318

(1)
On February 24, 2015, the Compensation Committee approved increases in the base salaries of Messrs. Bailly, Lataille, Rock, Smith and Shaw to $460,000, $265,000, $245,000, $245,000, and $185,000, respectively, effective January 1, 2015.

(2)
The amounts included in the "Stock Awards" column represent the grant date fair value of stock unit awards granted to the named executive officers. Amounts shown do not reflect compensation actually received by the named executive officer nor does it necessarily reflect the actual value that will be recognized by the named executive officer. Instead, the amount shown is the grant date fair value of restricted stock granted to the named executive officer computed in accordance with FASB ASC, Topic 718, Compensation—Stock Compensation. The assumptions used to calculate the value of restricted stock awards are set forth under Note 1(l)—Share-Based Compensation, to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The grant date fair value is based upon the probable outcome of the performance conditions applicable to each award. Assuming the maximum share payout, which is earned when performance is at or above 115% of targeted Adjusted Operating Income, the grant date fair value of all stock awards granted to each named executive officer would be as follows: for Mr. Bailly, $300,000; for Mr. Lataille, $125,000; for Mr. Rock, $125,000; for Mr. Smith, $125,000, and for Mr. Shaw, $75,000. In the case of Mr. Bailly, the amount also includes a grant of 18,182 shares of Common Stock issued on December 15, 2014 at the closing price of $22.00 on that date with a grant date fair value of $400,000.

(3)
The amounts included in the "Options Awards" column represent the grant date fair value of all stock options granted to the named executive officers. Amounts shown do not reflect compensation actually received by the named executive officer nor does it necessarily reflect the actual value that will be recognized by the named executive officer. Instead, the amount shown is the grant date fair value of the stock options granted to the named executive officer computed in accordance with FASB ASC, Topic 718, Compensation—Stock Compensation. The assumptions used to calculate the value of stock options are set forth under Note 1(l)—Share-Based Compensation, to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(4)
Represents performance-based incentive bonuses earned in 2012, 2013 and 2014 that were paid in March 2013, 2014 and 2015, respectively.

(5)
Represents Company payments for (i) club fees and tax preparation services for Mr. Bailly in 2012, 2013, and 2014; (ii) taxes attributable to stock awards in 2012 for Mr. Bailly and (iii) car allowances, disability and life insurance premiums and 401(k) contributions for each of the named executive officers in 2012, 2013 and 2014.

(6)
Mr. Smith joined the Company on August 26, 2013.

Employment Contract

        On October 8, 2007, the Company entered into an employment agreement with Mr. Bailly, the Company's President and Chief Executive Officer and the Chairman of the Company's Board of Directors. The employment agreement is terminable by either party at any time, as provided below. On March 2, 2011 the Company and Mr. Bailly executed an amendment to the employment agreement. Pursuant to the terms of the amendment, effective January 1, 2012, Mr. Bailly's annual salary increased from not less than $300,000 to not less than $350,000, and the Annual Stock Grant Award (as defined below) changed from 25,000 shares of the Company's Common Stock to $300,000 worth of shares of the Company's Common Stock. On February 18, 2013 the Company and Mr. Bailly executed another amendment to the employment agreement. Pursuant to the terms of the amendment, effective January 1, 2013, Mr. Bailly's annual salary increased from not less than $350,000 to not less than $450,000, and the Annual Stock Grant Award changed from $300,000 worth of shares of the Company's Common Stock to $400,000 worth of shares of the Company's Common Stock. The amendment also eliminated the income tax gross-up on the Annual Stock Grant Award contemplated by the original employment agreement.

        As amended, the employment agreement provides that Mr. Bailly will receive a minimum annual salary of $450,000 and consideration for discretionary bonuses. Pursuant to the agreement, Mr. Bailly will receive an annual stock grant award (the "Annual Stock Grant Award") on or about January 1 of each year entitling him to receive on or before December 31 (the "Issue Date") of each year an aggregate of $400,000 worth of shares of the Company's Common Stock, provided that Mr. Bailly remains employed with the Company through the Issue Date of each such year. Annual Stock Grant Awards are to be made under the Company's 2003 Incentive Plan.

        Mr. Bailly's employment agreement prohibits him from competing with the Company for a period of eighteen months following the termination of his employment for any reason. The employment agreement provides Mr. Bailly with certain other benefits, including the opportunity to participate in the Company's stock option plans, insurance plans and other employment benefits as may be generally available to senior executives of the Company, as well as for the direct payment or reimbursement of tax preparation fees, certain dues and fees relating to club memberships and other fringe benefits.

        Under the terms of his employment agreement, if (i) Mr. Bailly's employment with the Company is terminated by the Company without Cause (as defined in the agreement), (ii) Mr. Bailly terminates his employment with the Company for Good Reason (as defined in the agreement), or (iii) Mr. Bailly voluntarily terminates his employment within six months of a Change in Control (as defined in the agreement) of the Company, then the Company is required to pay Mr. Bailly a lump sum amount equal to three times his average annual compensation for the two years preceding such termination. The employment agreement defines "average annual compensation" as including aggregate base salary, the Annual Stock Grant Award, and bonus compensation earned in such years. However, any termination payment to Mr. Bailly shall be limited to an amount that would not result in the imposition of an excise tax or denial of a tax deduction for the Company under the tax code's golden parachute rules. The agreement also provides that in the event of (i) a Change in Control of the Company or (ii) termination of Mr. Bailly's employment by the Company without Cause, or by Mr. Bailly for Good Reason, then (x) any shares in the Annual Stock Grant Award not issued to Mr. Bailly to which he would otherwise be entitled as of the next Issue Date following such Change in Control or such termination will be immediately issued to him and (y) any of Mr. Bailly's other earned but unvested Stock Rights (as defined in the employment agreement) will immediately vest in full. If Mr. Bailly's employment with the Company is terminated by the Company without Cause, or if Mr. Bailly terminates his employment with the Company for Good Reason, the Company will continue to pay Mr. Bailly's health insurance for up to thirty-six months.

Grants of Plan-Based Awards—2014

		Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
								Grant Date Fair Value Of Stock and Option Awards ($)(1)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
R. Jeffrey Bailly(2)(3)	2/18/2014	5,776	8,664	11,552	—	—	—	$150,000
R. Jeffrey Bailly(4)	12/15/2014	—	—	—	18,182	—	—	$400,000
Ronald J. Lataille(2)(3)	2/18/2014	2,407	3,610	4,813	—	—	—	$62,500
Mitchell C. Rock(2)(3)	2/18/2014	2,407	3,610	4,813	—	—	—	$62,500
William David Smith(2)(3)	2/18/2014	2,407	3,610	4,813	—	—	—	$62,500
Daniel J. Shaw, Jr.(2)(3)	2/18/2014	1,444	2,166	2,888	—	—	—	$37,500

(1)
Amount shown does not reflect compensation actually received by the named executive officer nor does it necessarily reflect the actual value that will be recognized by the named executive officer. Instead, the amount shown is the grant date fair value of restricted stock and stock options granted to the named executive officer computed in accordance with FASB ASC, Topic 718, Compensation—Stock Compensation. The assumptions used to calculate the value of restricted stock awards and stock options are set forth under Note 1(l)—Share-Based Compensation, to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(2)
Reflects grants of stock unit awards to the named executive officers pursuant to the Company's 2003 Incentive Plan. These stock unit awards are subject to a (i) time-based vesting requirement and (ii) Company financial performance objectives, which are discussed in footnote 3 below and above under "Compensation Discussion and Analysis." One-third of these awards vest on March 1, 2016, one-third of these awards vest on March 1, 2017 and one-third of these awards vest on March 1, 2018, provided that the recipient remains continuously employed by the Company through each such vesting date and the corresponding financial performance requirement is met. Recipients of the stock unit awards will have no rights as stockholders of the Company, including, without limitation, the right to vote or to receive dividends, until and to the extent such stock unit awards have vested and the issuance of the shares of Common Stock in respect of the stock unit awards has been appropriately evidenced. Except in the case of Mr. Bailly, any unvested stock unit awards shall terminate upon the cessation of a recipient's employment with the Company. With respect to Mr. Bailly, in the event of a cessation of employment by the Company without "cause" or by Mr. Bailly for "good reason" (as such terms are defined in his stock unit award agreement), all earned but unvested stock unit awards shall become immediately exercisable, regardless of such cessation of employment. In the event of a change in control of the Company (as defined in the stock unit award agreement evidencing the award) on or after January 1, 2015, all earned but unvested stock unit awards held by each of the named executive officers shall become fully vested immediately prior to the effective date of such change in control.

(3)
The "Threshold" stock unit awards are subject to time vesting only. The "Target" and "Maximum" stock unit awards are also subject to financial performance objectives, established by the Compensation Committee as the achievement of 100% and 115%, respectively, of the Company's targeted Adjusted Operating Income for fiscal 2014 of $18,550,000. Based upon the Company's achievement of $15,281,230 in actual Adjusted Operating Income for its 2014 fiscal year, the Compensation Committee determined that the Target and Maximum goals had not been achieved. Accordingly, each named executive officer earned the number of stock unit awards set forth next to his name in the "Threshold" column above.

(4)
In accordance with the terms of Mr. Bailly's employment agreement, these shares were granted to Mr. Bailly by the Compensation Committee on February 18, 2014 and issued on December 15, 2015, valued at $22.00 per share, the closing price of the Common Stock on the date of issuance. The grant was for a fixed dollar amount of $400,000, with the number of shares to be determined on the date of issuance based upon the closing price on that date.

 Outstanding Equity Awards at Fiscal 2014 Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
R. Jeffrey Bailly	15,000	(4)	—		$2.39	12/14/2015	18,763	(5)	$461,382
Ronald J. Lataille	—		—		—	—	5,141	(6)	$126,417
Mitchell C. Rock	—		—		—	—	5,141	(7)	$126,417
William David Smith	15,000	(8)	15,000	(9)	$21.67	09/12/2018	2,407	(10)	$59,188
Daniel J. Shaw, Jr.	—		—		—	—	3,632	(11)	$89,311

(1)
Exercise prices for all options granted to the named executive officers represent the closing price of the Common Stock on the date of grant.

(2)
Represents unvested stock unit awards granted pursuant to the Company's 2003 Incentive Plan.

(3)
The market value of the stock unit awards that have not vested is calculated using the closing price of the Common Stock at the end of the Company's last completed fiscal year. Accordingly, this value was determined based on the closing price of the Common Stock as of December 31, 2014, which was $24.59.

(4)
Represents stock options granted pursuant to the Company's 1993 Stock Option Plan. Options granted to Mr. Bailly have a 10 year life and vested immediately.

(5)
Includes (i) 6,603 stock unit awards that vested on March 1, 2015, (ii) 6,362 stock unit awards that vest on March 1, 2016, (iii) 3,872 stock unit awards that vest on March 1, 2017 and (iv) 1,926 stock unit awards that vest on March 1, 2018.

(6)
Includes (i) 1,365 stock unit awards that vested on March 1, 2015, (ii) 1,753 stock unit awards that vest on March 1, 2016, (iii) 1,220 stock unit awards that vest on March 1, 2017 and (iv) 803 stock unit awards that vest on March 1, 2018.

(7)
Includes (i) 1,365 stock unit awards that vested on March 1, 2015, (ii) 1,753 stock unit awards that vest on March 1, 2016, (iii) 1,220 stock unit awards that vest on March 1, 2017 and (iv) 803 stock unit awards that vest on March 1, 2018.

(8)
Represents stock options granted to Mr. Smith pursuant to the Company's 2003 Incentive Plan in connection with his appointment as Vice President of Operations. These options have a five year term. 7,500 of these stock options vested immediately and 7,500 of these options vested on September 12, 2014.

(9)
Represents stock options granted to Mr. Smith pursuant to the Company's 2003 Incentive Plan in connection with his appointment as Vice President of Operations. These options have a five year term; 7,500 vest on September 12, 2015 and 7,500 vest on September 12, 2016, subject to acceleration in the Company's discretion.

(10)
Includes (i) 802 stock unit awards that vest on March 1, 2016, (ii) 802 stock unit awards that vest on March 1, 2017 and (iii) 803 stock unit awards that vest on March 1, 2018.

(11)
Includes (i) 1,093 stock unit awards that vested on March 1, 2015, (ii) 1,242 stock unit awards that vest on March 1, 2016, (iii) 815 stock unit awards that vest on March 1, 2017 and (iv) 482 stock unit awards that vest on March 1, 2018.

 Option Exercises and Stock Vested—2014

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
R. Jeffrey Bailly	85,000	(4)	$1,980,500	(4)	18,508	$478,883
Ronald J. Lataille	—		—		4,195	$108,584
Mitchell C. Rock	—		—		4,195	$108,584
William David Smith	—		—		—	—
Daniel J. Shaw, Jr.	—		—		3,355	$86,841

(1)
Value realized is calculated based on the difference between the closing price of the Company's Common Stock on the date of exercise and the exercise price.

(2)
On February 18, 2014, previously issued stock unit awards covering 13,852, 3,247 3,247, and 2,597 shares of the Company's Common Stock vested in full for each of Messrs. Bailly, Lataille, Rock and Shaw, respectively. The value realized upon the vesting of the stock unit awards is based upon the closing price of $25.97 on February 18, 2014. On March 1, 2014, previously issued stock unit awards covering, 4,656, 948, 948 and 758 shares of the Company's Common Stock vested in full for each of Messrs. Bailly, Lataille, Rock and Shaw, respectively. The value realized upon the vesting of the stock unit awards is based upon the closing price of $25.59 on March 1, 2014.

(3)
Value realized is calculated based on the number of shares vested multiplied by the closing price of the Company's Common Stock on the date of vesting. This calculation does not account for shares withheld for tax purposes, but rather represents the gross value realized.

(4)
Mr. Bailly exercised options covering 85,000 shares of stock on January 9, 2014. These options were granted on October 14, 2005 at an exercise price $2.39 per share. The value realized upon exercise of these options was $1,980,500, or $23.30 per share, based upon the closing price of our Common Stock on the date of exercise minus the exercise price.

Nonqualified Deferred Compensation—2014

Name	Executive Contributions ($)(1)	Company Contributions ($)	Aggregate Earnings ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2014 ($)(3)
R. Jeffrey Bailly	—	—	—	—	—
Ronald J. Lataille	—	—	$2,651	—	$19,056
Mitchell C. Rock	$23,973	$0	$199,555	—	$611,644
William David Smith	—	—	—	—	—
Daniel J. Shaw, Jr.	—	—	—	—	—

(1)
Represents amounts contributed into the Deferred Compensation Plan by each named executive officer. Such amounts are included in the Summary Compensation Table in the "Salary" column for 2014.

(2)
These amounts are not included in the Summary Compensation table because plan earnings were not preferential or above market.

(3)
Aggregate balance consists of executive and company contributions and investment earnings. The following amounts of the reported aggregate balance were compensation for 2013 or 2012 and are included in the Summary Compensation Table in the "All Other Compensation" column for those years:

Name	Company Contributions in 2013 ($)	Company Contributions in 2012 ($)
R. Jeffrey Bailly	—	—
Ronald J. Lataille	—	—
Mitchell C. Rock	—	—
William David Smith	—	—
Daniel J. Shaw, Jr.	—	—

  See a description of the Deferred Compensation Plan above under "Compensation Discussion and Analysis—Other Practices, Policies & Guidelines."

  Potential Payments upon Termination or Change of Control and Severance Plans

          Mr. Bailly may be entitled to payment upon his termination or upon a change of control of the Company, as described above under "Employment Contract." Under the terms of his employment agreement, if (i) Mr. Bailly's employment with the Company is terminated by the Company without Cause (as defined in the agreement), (ii) Mr. Bailly terminates his employment with the Company for Good Reason (as defined in the agreement), or (iii) Mr. Bailly voluntarily terminates his employment within six months of a Change in Control (as defined in the agreement) of the Company, then the Company is required to pay Mr. Bailly a lump sum amount equal to three times his average annual compensation for the two years preceding such termination. The employment agreement defines "average annual compensation" as including aggregate base salary, the Annual Stock Grant Award, and bonus compensation earned in such years. However, any termination payment to Mr. Bailly shall be limited to an amount that would not result in the imposition of an excise tax or denial of a tax deduction for the Company under the tax code's golden parachute rules. Accordingly, assuming the triggering event occurred on December 31, 2014, Mr. Bailly would have been entitled to receive a lump sum payment of $3,455,585. Additionally, if Mr. Bailly is terminated by the Company without Cause or if he terminates his employment for Good Reason, he is also entitled to extended health insurance benefits for a period of up to thirty-six months. Assuming a December 31, 2014 triggering date, Mr. Bailly would have been entitled to receive health insurance benefits valued at $66,816. The agreement also provides that in the event of (i) a Change in Control of the Company or (ii) termination of Mr. Bailly's employment by the Company without Cause, or by Mr. Bailly for Good Reason, then (x) any shares in the Annual Stock Grant Award not issued to Mr. Bailly to which he would otherwise be entitled as of the next Issue Date following such Change in Control or such termination will be immediately issued to him and (y) any of Mr. Bailly's other earned but unvested Stock Rights (as defined in the employment agreement) will immediately vest in full. Assuming a December 31, 2014 triggering date, Mr. Bailly would have been entitled to receive vested equity valued at $461,382 calculated based on the closing price of the Common Stock as of December 31, 2014, which was $24.59.

          In September 1993, the Company adopted a policy that all named executive officers of the Company not otherwise a party to an employment agreement with the Company will receive a severance benefit should the employee's employment with the Company be terminated by the Company other than for cause in connection with a change in control of the Company, in the form of a base salary continuation for a period equal to the sum of (i) four months plus (ii) one month for each year of service with the Company up to a maximum of 18 months. Accordingly, assuming termination on December 31, 2014, such named executive officers would have been entitled to the following payments:

Name	Severance Payment ($)
Ronald J. Lataille	382,500
Mitchell C. Rock	340,000
William David Smith	100,000
Daniel J. Shaw, Jr.	270,000

Director Compensation—2014

          Through June 2014, non-employee directors received: (i) an annual retainer of $30,000, with a $10,000 cash component and a $20,000 equity component, payable 50% in the form of an unrestricted stock grant and 50% in the form of options, (ii) an annual committee retainer of $5,000 in cash, and an additional $2,500 if the non-employee director served as committee chairman, (iii) reimbursement of expenses for each meeting physically attended, and (iv) an annual lead independent director retainer of $5,000 for the individual serving in that position. David B. Gould served as the Company's lead independent director for fiscal 2014. From July 1, 2014 through December 31, 2014, non-employee directors received: (i) an annual retainer of $60,000, with a $25,000 cash component and a $35,000 equity component, payable 50% in the form of an unrestricted stock grant and 50% in the form of options, (ii) an annual committee retainer of $5,000 in cash, and an additional $2,500 if the non-employee director served as committee chairman, (iii) reimbursement of expenses for each meeting physically attended, and (iv) an annual lead independent director retainer of $7,500 for the individual serving in that position.

          Under our stock ownership guidelines, the Board has established a goal that, within five years after joining the Board or five years from the date of adoption of the guidelines, whichever is later, each non-employee Board member beneficially own Company stock valued at three times his or her annual base cash retainer fee.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)(3)	Total ($)
Kenneth L. Gestal	17,500	13,750	13,750	45,000
David B. Gould	26,250	13,750	13,750	53,750
Marc Kozin	25,000	13,750	13,750	52,500
Thomas Oberdorf	27,500	13,750	13,750	55,000
David K. Stevenson	25,000	13,750	13,750	52,500
Robert W. Pierce, Jr.	22,500	13,750	13,750	50,000
Lucia Luce Quinn	22,500	13,750	13,750	50,000

(1)
On June 11, 2014 the Company granted to each non-employee director who resided on the Board at that date, free of any restrictions, 699 shares of Common Stock with a value equal to $17,500, calculated using the $25.04 closing price of the Common Stock on the date of grant. Amounts reflected in the table represent the grant date fair value of the stock computed in accordance with FASB ASC, Topic 718, Compensation—Stock Compensation.

(2)
On June 11, 2014 the Company granted to each non-employee director who resided on the Board at that date, 2,088 non-qualified stock options to acquire Common Stock . Each option has a ten-year life with an exercise price of $25.04, the closing price of the Company's Common Stock on the date of grant. Amounts reflected in the table represent the grant date fair value of the stock options computed in accordance with FASB ASC, Topic 718, Compensation—Stock Compensation.

(3)
Messrs. Gestal, Gould, Kozin, Oberdorf, Stevenson and Pierce and Ms. Quinn had outstanding Option Awards at December 31, 2014 of 48,779, 28,745, 33,580, 60,591, 9,091, 25,869 and 2,665 respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        R. Jeffrey Bailly.    In fiscal 2014, we paid Mr. Bailly's brother compensation in the aggregate amount of approximately $141,000, which primarily consisted of salary and benefits available to all employees, for services rendered to the Company in his capacity as Director, Corporate Estimating.

        Review, Ratification and Approval.    As provided in the charter of our Audit Committee, the Audit Committee reviews and approves related party transactions (unless such review and approval has been delegated to another committee consisting solely of independent directors). The non-exclusivity of this delegation provides the Board with flexibility to address the particular circumstances of any related-party transaction. Additionally, if one or more members of the Audit Committee are otherwise conflicted, or for any other reason, the Board reserves the right to establish a separate committee of disinterested independent directors to review a particular transaction. Regardless of the deliberative body of disinterested independent directors reviewing a related-party transaction, the standard applied in reviewing such transaction is whether the transaction is on terms no less favorable to the Company than terms generally available from an unaffiliated third party under the same or similar circumstances. The Board generally considers related-party transactions to be those transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K.

EQUITY COMPENSATION PLAN INFORMATION

        The following table discloses the securities authorized for issuance under the Company's stock incentive plans as of December 31, 2014.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	375,195	$12.84	1,083,622
Equity compensation plans not approved by security holders	—	—	—

Total	375,195	$9.00	1,083,622

(1)
Includes the Company's 1993 Employee Plan, 2003 Incentive Plan and 2009 Non-Employee Director Stock Incentive Plan. The 1993 Employee Plan expired on April 12, 2010.

 PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        This advisory vote on executive compensation is provided as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. The Company is seeking the approval by its stockholders of a non-binding advisory resolution to approve the compensation of our named executive officers, as disclosed in this proxy statement under the section titled "Executive Officer and Director Compensation—Compensation Discussion and Analysis" and "—Executive Compensation." While this stockholders vote on executive compensation is only an advisory vote that is not binding on the Company or the Board of Directors, the Company values the opinions of its stockholders and will consider the outcome of the vote when making future compensation decisions.

        As described more fully above under "Compensation Discussion and Analysis," the primary objective of our executive compensation program is to attract, retain and reward executive officers who contribute to our long-term success. We believe this requires a competitive compensation structure as compared to companies of a similar size in the same or similar industries. Additionally, we seek to align a significant portion of executive officer compensation to the achievement of specified Company performance goals. Incentive cash bonuses are included to drive executive performance by having pay at risk so that a significant portion of potential annual cash compensation is tied to profitability targets. We also include performance-based restricted stock awards with a time-based vesting component as a significant element of prospective executive compensation so that the value of a portion of an executive's compensation is dependent upon both company-wide performance measures and continued employment.

        We urge stockholders to read the Compensation Discussion and Analysis, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and the related compensation tables and narrative above which provide detailed information on the compensation of our named executive officers.

        In light of the above, the Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to the Company's success. To that end, we will ask our stockholders to vote "FOR" the following resolution at the annual meeting:

        RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC's executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables), is hereby APPROVED.

 Principal Effects of Approval or Non-Approval of the Proposal

        The approval of the compensation of the named executive officers, commonly known as a "say-on-pay" resolution, is non-binding on the Board of Directors. As stated above, although the vote is non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

        The Company's current policy is to provide stockholders with an opportunity to approve, on a non-binding advisory basis, the compensation of the named executive officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2016 annual meeting of stockholders.

 Vote Required

        The non-binding approval of the compensation of the named executive officers by the stockholders requires the approval of a majority of the votes cast by the stockholders entitled to vote on this proposal at the Meeting. Abstentions and broker non-votes will not be treated as votes cast for this purpose and will not affect the outcome of the vote. Proxies solicited by the Board will be voted to approve the compensation of the named executive officers unless a stockholder has indicated otherwise in the proxy.

        OUR BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THIS RESOLUTION.

 PROPOSAL NO. 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has selected Grant Thornton LLP ("Grant Thornton") as the Company's independent registered public accounting firm for the year ending December 31, 2015, and the Board of Directors is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the Audit Committee Charter, require the Audit Committee to engage, retain, and supervise the Company's independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of Grant Thornton for ratification by stockholders as a matter of good corporate practice. If the stockholders do not ratify the selection of Grant Thornton, the Audit Committee will review the Company's relationship with Grant Thornton and take such action as it deems appropriate, which may include continuing to retain Grant Thornton as the Company's independent registered public accounting firm.

Vote Required

        The affirmative vote of a majority of the votes cast by the stockholders entitled to vote on this proposal at the Meeting is required to ratify the appointment of Grant Thornton. Abstentions and broker non-votes will not be treated as votes cast for this purpose and will not affect the outcome of the vote. Proxies solicited by the Board will be voted to ratify the appointment of Grant Thornton unless a stockholder has indicated otherwise in the proxy.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON.

Independent Registered Public Accounting Firm

        The Audit Committee has appointed Grant Thornton LLP to be the Company's independent registered public accounting firm and to audit the consolidated financial statements of the Company for the year ending December 31, 2015. The Company is advised that no member of Grant Thornton has any direct financial interest or material indirect financial interest in the Company or has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee since such date. Grant Thornton also served as our independent registered public accounting firm during 2014 and 2013.

        A representative of Grant Thornton is expected to be present at the Meeting and will be given the opportunity to make a statement if so desired. The representative will be available to respond to appropriate questions.

        Audit Fees.    The Company incurred an aggregate of approximately $290,000 in fees for audit services from Grant Thornton in the fiscal year ended December 31, 2014 and an aggregate of approximately $275,000 in fees for audit services from Grant Thornton in the fiscal year ended December 31, 2013. Audit fees include fees and expenses for professional services rendered in connection with the audit of the Company's annual financial statements, reviews of the financial statements included in each of the Company's Quarterly Reports on Form 10-Q during those years and fees for services related to the Company's registration statements, consents and assistance with and review of documents filed with the SEC.

        Audit-Related Fees.    The Company incurred no audit-related fees in the fiscal years ended December 31, 2014 and 2013 from Grant Thornton.

        Tax Fees.    The Company incurred no tax fees for the fiscal years ended December 31, 2014 and 2013, respectively, from Grant Thornton.

        All Other Fees.    The Company incurred no other fees for the fiscal years ended December 31, 2014 and 2013, respectively, from Grant Thornton.

        The Audit Committee has considered whether the provision of non-audit services by Grant Thornton is compatible with maintaining Grant Thornton's independence, and believes that the provision of such services is compatible.

Audit Committee Policy on Pre-Approval of Services of Independent Registered Public Accounting Firm

        The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by Grant Thornton. These services may include audit services, audit-related services, tax services and other services.

 OTHER MATTERS

Voting Procedures

        The votes of stockholders present in person or represented by proxy at the Meeting will be tabulated by an inspector of elections appointed by the Company. A quorum, consisting of a majority of shares of all stock issued, outstanding and entitled to vote at the Meeting, will be required to be present in person or by proxy for consideration of the proposals at the Meeting. However, if a quorum is not present, a vote of a majority of the votes properly cast will adjourn the Meeting, whether or not a quorum is present. Votes withheld, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum. A "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

        The election of directors will be determined by a plurality of the votes cast by stockholders entitled to vote at the annual meeting. On all other matters being submitted to stockholders, the affirmative vote of a majority of shares cast, in person or represented by proxy, by the stockholders entitled to vote on each such matter at the Meeting is required for approval.

        An automated system tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions and broker "non-votes" are included in the number of shares present or represented for purposes of quorum, but are not considered as shares voting or as votes cast with respect to any matter presented at the annual meeting. As a result, abstentions and broker "non-votes" will not have any effect on any of the matters being submitted to stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than 10 percent of the Company's Common Stock to file initial reports of their ownership and changes in ownership of the Company's Common Stock with the SEC. Based solely on the Company's review of the copies of such reports it has received and written representations from certain reporting persons, with respect to the fiscal year ended December 31, 2014, the Company believes that each person who was required to file such reports complied with the applicable filing requirements.

Other Proposed Action

        The Board of Directors knows of no matters that may come before the Meeting other than those discussed above. However, if any other matters should properly be presented to the Meeting, the persons named as proxies shall have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment and applicable laws and regulations.

Stockholder Communications

        Stockholders may contact the Board of Directors of the Company by writing to them c/o Investor Relations, UFP Technologies, Inc., 172 East Main Street, Georgetown, Massachusetts 01833. In general, any stockholder communication directed to the Board or a committee thereof will be delivered to the Board or the appropriate committee. However, the Company reserves the right not to forward to the Board any abusive, threatening or otherwise inappropriate materials.

Stockholder Proposals and Nominations for Director

        Stockholder proposals for inclusion in the Company's proxy materials for the 2016 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 must be received by the

Company no later than January 5, 2016. These proposals must also meet the other requirements of the rules of the Securities and Exchange Commission and the Company's Bylaws.

        The Company's Bylaws establish an advance notice procedure with regard to proposals that stockholders otherwise desire to introduce at the Company's 2016 Annual Meeting without inclusion in the Company's proxy statement for that meeting. Written notice of such stockholder proposals and director nominations for the Company's Annual Meeting of Stockholders in 2016 must be received by the Company's Board of Directors, c/o Secretary, UFP Technologies, Inc., 172 East Main Street, Georgetown, Massachusetts 01833, not later than March 12, 2016 and must not have been received earlier than February 11, 2016 in order to be considered timely, and must contain specified information concerning the matters proposed to be brought before such meeting and concerning the stockholder proposing such matters. The matters proposed to be brought before the meeting also must be proper matters for stockholder action. If a stockholder who wishes to present such a proposal fails to notify the Company within this time frame, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder's proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the Securities and Exchange Commission.

        Pursuant to the Company's Bylaws, the notice must set forth: (a) for each nominee (i) information as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, and (ii) written consent to be named in the proxy statement and serve as director if so elected; (b) a brief description of any proposed business including (i) the text of such proposal and any accompanying resolutions, (ii) the reasons for conducting such business at the meeting, and (iii) any material interest held by the proposing stockholder or any beneficial owner on whose behalf the proposal is made; and (c) proposing stockholder and/or beneficial owner information including, (i) name and address, (ii) the class and number of shares of capital stock held, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal with any of their affiliates or associates, and any others acting in concert with the foregoing, (iv) a description of any agreement, arrangement or understanding with respect to shares of the Company's stock entered into by the date of such notice for the purposes of loss mitigation, risk management or derivation of benefit from share price changes and/or redistribution of voting power, (v) a representation that such stockholder is the holder of record, is entitled to vote, and intends to appear in person or by proxy and propose such business or nomination, (vi) a representation of intention to either deliver proxy statements to holders of the necessary percentage of shares or to solicit proxies in support of the proposal, and (vii) any other information relating to such stockholder and/or beneficial owner required to be disclosed in filings made in connection with solicitation of proxies pursuant to the Securities Exchange Act of 1934. The stockholder can alternatively satisfy the notice requirement by submitting proposals in compliance with Securities and Exchange Commission requirements and inclusion of such proposal within a proxy statement prepared by the Company. Compliance with the Company's Bylaws shall be the exclusive means for a stockholder to make nominations or submit other business to the annual meeting (other than matters properly brought in compliance with the rules of the Securities Exchange Act of 1934).

Incorporation By Reference

        To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled "Report of the Compensation Committee" and "Report of the Audit Committee" shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Annual Report on Form 10-K

        Copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 as filed with the Securities and Exchange Commission, this Proxy Statement and the Proxy Card are available to stockholders without charge at the Company's website, www.ufpt.com/investors/filings.html, and upon written request addressed to Investor Relations, UFP Technologies, Inc. at 172 East Main Street, Georgetown, Massachusetts 01833.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date VOTE BY MAIL Mark, sign and date your proxy card, and return it in the postage-paid envelope we have provided, or return it to UFP Technologies, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, USA UFP TECHNOLOGIES, INC. 172 EAST MAIN STREET GEORGETOWN, MA 01833-2107 USA M92720-P65136 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. UFP TECHNOLOGIES, INC. Withhold All For All For All Except THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES AS DIRECTORS. ! ! ! 1. ELECTION OF DIRECTORS: NOMINEES: 01) R. Jeffrey Bailly 02) Marc Kozin Against For THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 2. Abstain ! ! ! 2. An advisory resolution to approve our executive compensation. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 3. ! ! ! 3. To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm. NOTE: Such other business as may properly come before the annual meeting or any adjournment thereof. For address changes and/or comments, please check this box and write them on the back where indicated. ! Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only. ! ! ! ! Please indicate if you plan to attend this meeting. Yes No Yes No (Signatures should be the same as the name printed hereon. Executors, administrators, trustees, guardians, attorneys, and officers of corporations should add their titles when signing.)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.ufpt.com/investors/filings.html M92721-P65136 UFP TECHNOLOGIES, INC. PROXY PROXY The undersigned hereby appoints R. Jeffrey Bailly and Ronald J. Lataille, and each of them, acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the 2015 Annual Meeting of Stockholders of UFP Technologies, Inc. to be held on Wednesday, June 10, 2015, and at any adjournment or adjournments thereof, with all power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of and Proxy Statement for the Annual Meeting in accordance with the instructions and with discretionary authority upon such other matters as may come before the Annual Meeting. All previous proxies are hereby revoked. This Proxy is solicited on behalf of the Board of Directors as listed herein. It will be voted as directed by the undersigned and if no direction is indicated, it will be voted (i) for the election of the Nominees as Directors, (ii) for the advisory resolution to approve our executive compensation, (iii) for the proposal to ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm, and (iv) in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting. Address Changes/Comments: _______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.) Continued, and to be signed, on reverse side. (Please fill in the reverse side and mail in the enclosed envelope)

QuickLinks

YOUR VOTE IS IMPORTANT
PROPOSAL NO. 1 ELECTION OF DIRECTORS
Vote Required
EXECUTIVE OFFICERS
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICER AND DIRECTOR COMPENSATION Compensation Discussion and Analysis
UFP 5-year EPS
Stock Performance Graph
CEO 5-Year Total Compensation ($ in thousands)
Report of the Compensation Committee
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE—2014, 2013, 2012
Grants of Plan-Based Awards—2014
Outstanding Equity Awards at Fiscal 2014 Year-End
Option Exercises and Stock Vested—2014
Nonqualified Deferred Compensation—2014
Director Compensation—2014
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
EQUITY COMPENSATION PLAN INFORMATION
PROPOSAL NO. 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION
Principal Effects of Approval or Non-Approval of the Proposal
Vote Required
PROPOSAL NO. 3 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Vote Required
OTHER MATTERS